EXHIBIT 15

LOAN AGREEMENT

Made as of

May 12, 2006

between

RENOVA INDUSTRIES LTD.

as Lender

-and-

RENOVA MEDIA ENTERPRISES LTD.

as Borrower

THIS LOAN AGREEMENT is made as of May 12, 2006 ("Loan Agreement").

BETWEEN

(1)      RENOVA INDUSTRIES LTD., a company incorporated under the laws of the Commonwealth of the Bahamas, and having its registered office at: Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas (hereinafter referred to as the "Lender"); and

(2)      RENOVA MEDIA ENTERPRISES LTD., a company incorporated under the laws of the Commonwealth of Bahamas, having its registered office at: Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas (hereinafter referred to as the "Borrower").

(the Lender and Borrower individually or collectively referred to as a "Party" and the “Parties”, respectively).

WHEREAS

The Lender has agreed to make available to the Borrower a loan of USD 10, 000,000.00 (Ten Million United States Dollars) for the purpose of financing the Borrower’s current activities, subject to the terms and conditions of this Loan Agreement.

WHEREBY IT IS AGREED

1.

DEFINITIONS AND INTERPRETATION

1.01

In this Loan Agreement:

"Business Day" means a day (not being a Saturday or Sunday) on which banks and financial markets in London, New York and Nicosia are open for business;

“Loan Amount” means the principal sum of USD 10,000,000.00 (Ten Million United States Dollars);

"US Dollars" and "USD" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means the date on which the Loan Amount is actually paid to the Borrower;

"Event of Default" means any one of the events listed in Clause 7;

"Repayment Date" means the date falling 45 (Forty Five) days after the Drawdown Date, if such date is not a Business Day, the last Business Day before such date.

2.

DRAWDOWN

2.1

The Lender shall make payment of the Loan Amount to the Borrower in one or several instalments within 30 (Thirty) Business Days from the date of this Loan Agreement to the bank account of the Borrower specified in Clause 13 hereof, or to any third party as the Borrower may specify in its written instruction to the Lender, provided that such written instruction contains full legal name of such third party, its bank details and reference to this Loan Agreement.

3.

INTEREST

3.01

The Parties hereby agree that the Loan Amount shall be made available to the Borrower at an interest rate of 16 (Sixteen) per cent per annum (“Interest”) to be calculated on the basis of the actual number of days elapsed from the Drawdown Date until repayment at a year of 360 days.

4.

REPAYMENT

4.01

 The Borrower shall repay the Loan Amount and the Interest to the Lender on the respective Repayment Date.

4.02

 The Borrower may prepay the whole or part of the Loan Amount at any time. Any amount prepaid may be re-borrowed.

4.03

The Loan Amount and the Interest may be repaid with monetary funds or any other assets as the Parties may agree, provided that such repayment is satisfactory to the Lender.

5.

CONDITIONS PRECEDENT

5.01

The obligation of the Lender to pay the Loan Amount is subject to the condition that on  the Drawdown Date:

(a)

no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) has occurred and is continuing or might result from the payment of the Loan Amount; and

(b)

the representations and warranties of the Borrower set out in Clause 6 are all true and accurate as of each such date, as if made on each such date with reference to the facts then subsisting at the relevant date; and

(c)

there is no event occurred such as: any indebtedness of the Borrower to whomever is not paid when due or prematurely payable, or the making by the Borrower of any general arrangement or assignment for the benefit of creditors; the Borrower's becoming bankrupt or insolvent; the institution of proceedings under any bankruptcy or similar laws in which the Borrower is the debtor or bankrupt; the appointing of a trustee or receiver to take possession of substantially all of the Borrower's assets, the attachment, execution or judicial seizure of a substantial part of the Borrower's assets or any assets wherein the Lender has a security interest.

6.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.01

The Borrower hereby represents and warrants to the Lender (and so that such representations and warranties shall survive the execution of this Loan Agreement and shall be deemed to be repeated on the Drawdown Date) that:

(a)

it is a body corporate duly organised and validly existing under the laws of the  Commonwealth of Bahamas and has full power and authority to enter into, and perform all its obligations under this Loan Agreement;

(b)

all consents, licences, approvals and authorisations required in connection with this Loan Agreement and the transactions contemplated hereby have been obtained and are in full force and effect;

(c)

the entry into and performance by the Borrower of this Loan Agreement does not and will not violate in any respect (i) any law or regulation of any governmental or official authority or body, or (ii) the constitutional documents of the Borrower, or (iii) any agreement, contract or other undertaking to which the Borrower is a party or which is binding on the Borrower or any of its assets;

(d)

no action, suit, proceeding, litigation or dispute against the Borrower is currently taking place or pending or, to the Borrower's knowledge, threatened nor is there subsisting any judgement or award given against the Borrower before any court, board of arbitration or other body which, in either case, could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower; and

(e)

the Borrower is not in material default under any agreement by which it is bound and no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default) has occurred and is continuing nor will such a default or Event of Default (or such event) result from the entry by the Borrower into this Loan Agreement or the performance by the Borrower of any of its obligations hereunder or thereunder.

6.02

 The Borrower undertakes that, until the Drawdown Date and thereafter so long as any amount remains outstanding or payable under this Loan Agreement, it will obtain and promptly renew from time to time, all authorisations, approvals, consents and licences required under any applicable law or regulation with respect to this Loan Agreement and it shall comply with the terms of the same.

6.03

 The Borrower hereby represents and warrants to the Lender and shall represent and warrant by the time of effecting respective advances as follows:

(a)

The Borrower has not offered, promised or given any pecuniary or other advantage, whether directly or through intermediaries to any foreign official (i.e. any person holding a legislative, administrative or judicial office of a foreign country, whether appointed or elected, or any person exercising a public function for a foreign country, including for a public agency or public enterprise; or any official or agent of a public international organization) for the benefit of that official or for a third party's benefit, in order that the said official act or refrain from acting in relation to the performance of official duties, in order to obtain the Loan Amount under this Loan Agreement.

7.

DEFAULT

7.01

If, for any reason whatsoever, any of the following events shall occur and be continuing:

(a)

the Borrower fails to pay when due any sum payable by it pursuant to this Loan Agreement; or

(b)

the Borrower commits any other breach of, or omits to observe or perform, any of its other obligations or undertakings in this Loan Agreement; or

(c)

any representation or warranty made by the Borrower in or pursuant to this Loan Agreement is, or proves to be, untrue or incorrect in any respect when made or deemed to be repeated; or

(d)

any debt of the Borrower is not paid when due or becomes prematurely payable or capable of being prematurely declared payable as a consequence of a default with respect thereto; or

(e)

an order is made or a petition is presented or a resolution is passed for the administration, winding-up or dissolution of the Borrower, administrator or other official or creditors' representative is appointed in respect of the Borrower or any of its assets or property, or the Borrower becomes insolvent for the purposes of any law, or ceases or threatens to cease to carry on all or a substantial part of its business, or any analogous event occurs in any jurisdiction; or

(f)

any other event occurs the effect of which is to imperil, delay or prevent the due fulfilment by the Borrower of any of its obligations or undertakings contained in this Loan Agreement,

then the Lender may, by notice to the Borrower, terminate the obligations of the Lender hereunder, whereupon the same shall be so terminated, and/or may declare the Loan Amount and all other amounts payable hereunder immediately due and payable, whereupon the same shall become immediately due and payable unless otherwise agreed by the Parties in writing.

8.

PAYMENTS

8.01

All payments to be made by the Borrower to the Lender under this Loan Agreement shall be made on the due date in US dollars and in same day funds and to such account as the Lender shall specify and shall be made (a) without set-off, counterclaim or condition and (b) free and clear of, and without deduction for or on account of, any present or future taxes, duties, levies, deductions or withholdings whatsoever (hereinafter "Taxes") unless the Borrower is required by law or regulation to make payment subject to any Taxes, in which event such payment shall be increased by such amount as may be necessary to ensure that the Lender receives a net amount, free and clear of all Taxes, equal to the full amount which the Lender would have received had such payment not been subject to such Taxes.  The Borrower shall indemnify the Lender against any liability of the Lender in respect of such Taxes and shall promptly supply the Lender with copies of applicable tax receipts.

8.02

The Borrower shall indemnify the Lender on demand against all costs, expenses, liabilities and losses (including loss of profit and funding losses) sustained or incurred by the Lender as a result of or in connection with:

(a)

the occurrence and/or continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default); and/or

(b)

the receipt or recovery of the Loan Amount or any part thereof or an overdue sum otherwise than on the Repayment Date; and/or

(c)

(as a separate and independent obligation) any claim, order or judgement which results in any sum payable under this Loan Agreement being paid in a currency other than the currency due under this Loan Agreement.

9.

APPLICATION

9.01

All moneys received by the Lender under or pursuant to this Loan Agreement shall (unless the Lender otherwise requires in writing) be applied by the Lender in the following manner:-

FIRST:

to any Interest due hereunder;

SECOND:

to the amount of principal due hereunder;

THIRD:

to any other amounts due to the Lender from the Borrower under this Loan Agreement;

9.02

All payments received shall be applied in the inverse order of their respective due dates with respect to each category of payment application.

10.

MISCELLANEOUS

10.01

This Loan Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and permitted assigns, provided that the Borrower may not assign or transfer any of its rights and/or obligations under this Loan Agreement. The Lender may freely assign any of its rights under this Loan Agreement to any third party.

10.02

No delay or omission on the part of the Lender in exercising any right, power or remedy under this Loan Agreement shall impair such right, power or remedy or be construed as a waiver thereof or of any other right, power or remedy.

10.03

If any one or more of the provisions in this Loan Agreement is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Loan Agreement shall not be in any way affected or impaired thereby.

10.04

Both Parties hereto agree and undertake, on a continuing basis, to ensure that all applicable due diligence and money laundering rules and practices are respected at all times in all appropriate jurisdictions concerned by the transactions contemplated herein.

11.

NOTICES

11.01

Except as otherwise provided for in this Loan Agreement, all notices or other communications under or in respect of this Loan Agreement to either party hereto shall be in writing and shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter) and when dispatched (in the case of facsimile) to such Party addressed to it at such Party’s respective address as appears above herein (or at such address as such Party may hereafter specify for such purpose to the other Party by notice in writing).

A written notice includes a notice by telex or facsimile and expressly excludes communications by e-mail. A notice or other communication received on a non-working day or after business hours in the place of receipt, shall be deemed to be served on the next following working day in such place.

11.02

 A certificate or determination of the Lender as to any matter provided for in this Loan Agreement, in the absence of manifest error, shall be conclusive and binding on the Borrower.

12.

GOVERNING LAW AND JURISDICTION

12.01

This Loan Agreement shall be governed by and construed in accordance with the English law.

12.02

Any dispute, controversy, proceedings or claims of whatever nature arising out of or in connection with this Agreement, including validity, breach and termination hereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, Paris. The number of arbitrators shall be three. The seat of arbitration shall be Zurich, Switzerland. The arbitral proceedings shall be conducted in English.

13.

PAYMENT DETAILS OF THE BORROWER

RENOVA MEDIA ENTERPRISES LTD.

UBS (Monaco) SA

2, Avenue de Grande Bretagne

Monte Carlo-B.P 189

MC 98007 Monaco

SWIFT: UBSWMCMX

Correspondent bank: UBS Stamford

SWIFT UBSWUS33

ABA Number: 026007993

Account number: 172 262

IN WITNESS whereof the Parties hereto have caused this Loan Agreement to be duly executed the day and year first above written.

Signed on behalf of Borrower		Signed on behalf of Lender
Signature	/s/ Marco Montanari	Signature	/s/ Carl Stadelhofer
Name	Marco Montanari	Name	Carl Stadelhofer
Title	Director	Title	Director